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                                                                    EXHIBIT 99.1


                            [BIOFIELD LETTERHEAD]


CONTACT:       KENNETH W. ANSTEY        TONY DEMARTINO
               MICHAEL R. GAVENCHAK     CLAUDIA D'AVANZO
               BIOFIELD CORP.           FLEISHMAN - HILLARD, INC.
               (770) 740-8180           (404) 659- 4446


                             FOR IMMEDIATE RELEASE


                    FDA RESPONDS TO BIOFIELD SUBMISSION FOR
                      NEW BREAST CANCER DIAGNOSTIC SYSTEM


        ATLANTA, GEORGIA, February 27, 1997 -- Biofield Corp. (NASDAQ: BZET) announced today that the U.S. Food and Drug Administration (FDA) has completed an initial review related to the filing status of the company's premarket approval application (PMA) for its ALEXA(TM) 1000 System for breast cancer diagnosis. In a letter to Biofield Corp., the FDA informed the company that its application has not been accepted for filing at this time and has requested that the company address deficiencies in the PMA as a condition to continuing with the review process.

        Specifically, the FDA has not accepted the findings from the company's U.S. multi-center study as submitted due to the FDA's issues concerning the study design and, in particular, the development and selection of the algorithms used on the supporting data set. In its letter, the FDA advised the company that it must select a final algorithm and then test it with an independent data set. Further, the FDA stated that a clinical trial design that supports the indications for use of the ALEXA 1000 System should include the impact on patient management. The company remains confident in the findings of its multi-center study conducted at six major medical institutions in the United States and intends to work closely with the FDA to advance the PMA process. The FDA also advised the company that its application, upon resubmission, will continue to be considered under its Expedited Review policy.

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        Pursuant to FDA guidelines, the company may request an informal conference with the Director of the Office of Device Evaluation within ten (10) working days to review the FDA's decision. The company may also meet with the FDA to discuss remedies to the issues raised in the letter. Biofield is presently evaluating its options and plans to respond to the FDA promptly.

         The company's PMA for the ALEXA 1000 System is based principally upon the results of its U.S. multi-center study, which results have not been accepted by the FDA based upon its initial review of the company's PMA. Accordingly, it may be necessary for the company to submit additional data to the FDA, which data may be based upon completed clinical studies and/or additional clinical trials. If the company is required to submit additional data to the FDA or conduct additional clinical trials, there may be significant delays in the approval process for the ALEXA 1000 System. Conducting additional clinical trials could also require the expenditure of substantial additional funds, for which additional financing may be required. Furthermore, there can be no assurance that results obtained in any other studies that may be conducted by the company will be consistent with the results obtained in the U.S. multi-center study or that any such results will be accepted by the FDA. The ALEXA 1000 System is not available for use in the United States at this time and will not be available until FDA approval, the receipt and timing of which are uncertain.

        Biofield Corp. is a medical technology company that has developed an innovative system for detecting breast cancer through the skin in a non-invasive and objective procedure. The company is based in Atlanta.

Note: This press release contains "forward looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve known and unknown risks, uncertainties, including, without limitation to: the company's limited operating history and anticipated future losses, uncertainties and other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such differences include risks and uncertainties related to the company's future profitability and ability to meet its capital needs, product development, FDA approval, government regulation, competition, market acceptance and other factors discussed in the company's Prospectus dated March 19, 1996 filed with the Securities and Exchange Commission pursuant to Rule 424(b).

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